                                                                   EXHIBIT 10.37

CONTRACT: VRM 020 2001

OBJECTIVE: PURCHASE / SALE OF CRUDE OF THE SANTANA RISK SHARING
           CONTRACT (CPR SANTANA)

TOTAL VALUE: NON-DETERMINED

TOTAL TERM: DECEMBER 1, 2001 TO NOVEMBER 30, 2002

To acknowledge the contracting parties, for the one part, The EMPRESA COLOMBIANA DE PETROLEOS, in this contract to be called ECOPETROL, Empresa Industrial and Comercial del Estado authorized by law 165 of 1948 and governed by its Statutes reformed by decree 1209 of 1994, with principal domicile in Bogota, D. C., represented by JOSE LUIS SAAVEDRA VENEGAS, of legal age, identified by Document No. 14209215 issued in Ibaque, acting in his capacity as Vice President of Refining and Marketing and in the name and representation of ECOPETROL, fully authorized in conformance with rules established in the manual of Contracting and Administrative Control of the Company. For the other part, ARGOSY ENERGY INTERNATIONAL, company domiciled in Bogota, D. C., according to public deed no. 5323 of October 25, 1983 under No. 2092 of Book VI, is represented by ALVARO JOSE CAMACHO RODRIGUEZ, of legal age living in Bogota, acting in his capacity as Legal Representative, identified by Document No. 79142747 issued in Bogota, which company in this contract shall be called THE VENDOR, the parties have agreed to endorse the present crude purchase and sales contract under the following terms:

CONSIDERATIONS:

     a) The twenty-seventh (27) of May 1987, ECOPETROL AND THE VENDOR entered into an association contract for the exploration and exploitation of hydrocarbons, said contract is known as the Santana Association, with the effective date of July 27, 1987.

     b) THE VENDOR drilled the wells Toroyaco, Linda, Mary and Miraflor and continues with exploratory drilling in the area to make the necessary tests to define the production potential and possible commerciality of the field.

     c) Taking into account the request presented by the Management of Production and Planning of the Vice Presidency of Refining and Marketing of Ecopetrol, the Vice President authorized the completion of this contract by way of communication VRM-GPP-000003-1.

     d) ECOPETROL and THE VENDOR have agreed to the purchase and sale of the crude, property of THE VENDOR, produced under the Santana Association, within the foreseen period December 1, 2001 and November 30, 2002 in the terms and conditions designated in communiques GPP-342A and GEG-01-383 dated November 30, 2001.

     e)   ECOPETROL, in its expense budget, cost center 18-30300,
          "Commercialization Expense" has the necessary budget available for the execution of the contract, subject of this document, according to Certificate of Budget Availability No. 18-UCR-GC12-2126684SAN.
                                                 -----------------------

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CONTRACT: VRM 020 2001

In accordance with the above ECOPETROL AND THE VENDOR

                                     AGREE:

CLAUSE ONE - OBJECTIVE AND AMOUNTS: THE VENDOR agrees to sell and deliver to ECOPETROL, and ECOPETROL agrees to receive and pay for under the conditions hereunder foreseen, the petroleum crude oil produced under the Santana Association, corresponds to THE VENDOR.

CLAUSE TWO - QUALITY: The typical quality of the crude to purchase shall have the specifications indicated below and shall be determined according to the Clause Seven of this contract:

CRUDE                  API     % S          BSW          SALT
                               In Weight    % in Vol.    Lbs per 1000 Bbls
                                            Maximum      Maximum

ASSOCIATION SANTANA    26.8    0.68         0.5          20.0

a) The gravity of the crude oil will be determined by the laboratory method ASTM-D-287 (API Gravity). b) The water and sediment content, BSW, will be determined by the methods ASTM-D4377 "Water in petroliferous products and bituminous materials by Karl Fisher", ultimate revision and ASTM-D473 "Sediments in crude and fuel oil by extraction", ultimate revision. c) The sulfur content will be determined by the method ASTM-D4294 "Sulfur analysis by X ray, ultimate revision. d) The content of salt will be determined by the method ASTM-D3230 "Salts in crude (Electrometric method)" ultimate revision. PARAGRAPH 1: For the content of water and sediments in the crude, maximum individual values that shall be accepted: 0.49% in volume for water and 0.01% in volume for sediments. PARAGRAPH 2: When some of the specifications indicated are not within the permitted margins, ECOPETROL reserves the right to receive and purchase the crude. But if ECOPETROL opts to accept the crude with specifications in API, % of sulfur, BSW and salt different from those previously specified, the crude price will be corrected as follows:

     a) Correction for API: plus or minus 0.15 US$ per unit of API or prorated for fraction thereof. The price adjustments will be positive for API gravity over the reference value and negative for inferior gravities. These adjustments shall be permitted in the range of plus or minus 3.0 API; for values outside of this range there will be renegotiation of prices.

     b) Correction for SULFUR: plus or minus 0.50 US$ per unit of % of sulfur in weight or prorated for fraction thereof. The price adjustments will be positive for % of sulfur in the crude below the reference value and negative for values above the reference. c) Correction for BSW and
          Salt: - Shall be applied in accordance with the following tables:

     c) Correction for BSW and Salt: - Shall be applied in accordance with the following tables:

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CONTRACT: VRM 020 2001


         Content of BSW                     Penalization                        Charged to
         % In Volume                        US Dollars per Bbl

         0.51 to 0.80                                0.10                       THE VENDOR
         0.81 to 1.00                                0.20                       THE VENDOR
         1.01 to 1.20                                0.30                       THE VENDOR
         1.21 to 1.50                                0.40                       THE VENDOR
         Equal to or greater than 1.51               0.50                       THE VENDOR

         Content of Salt                    Penalization                        Charged to
         Lbs per 1000 Bbl                   US Dollars per Bbl

         20.1 to 30.0                                0.160                      THE VENDOR
         30.1 to 40.0                                0.180                      THE VENDOR
         40.1 to 60.0                                0.200                      THE VENDOR
         60.1 to 80.0                                0.220                      THE VENDOR
         80.1 to 100.0                               0.240                      THE VENDOR
         Equal to or greater than 100.0              0.300                      THE VENDOR

It is understood that THE VENDOR shall make all possible efforts to deliver the crude oil contracted, with contents of BSW and salt within the agreed parameters. Any variation to the quality specifications previously mentioned that may be accepted by both parties must be documented in written minutes between the representatives of ECOPETROL and THE VENDOR.

CLAUSE THREE - DELIVERY POINT AND OWNERSHIP: The crude oil that is the object of this purchase and sales agreement shall be delivered by THE VENDOR to ECOPETROL at the Santana Station, Municipality of Puerto Asis, in the LACT UNIT/LAFERT property of the Joint Operation CPR Santana where the quality and quantity of the delivered crude will be certified and in which location the ownership of the crude shall pass to ECOPETROL.

CLAUSE FOUR - VALIDITY: This contract shall be valid until November 30, 2002, starting from December 1, 2001, date from which was previously accepted the purchase offer and registration of the corresponding budget, starting delivery and receipt of the crude oil, which is the object of the purchase and sale being formalized in this contract.

CLAUSE FIVE - PRICES: The prices for the crude oil, which is the object of this purchase and sale, deposited in the agreed location for delivery, shall be referenced to West Texas Intermediate (WTI), Cushing - Monthly Average - with discounts that function with the quotation of said bench mark as follows:

                  WTI US$ PER BBL             PRICE US$ PER BBL

                  Less than 15.00             WTI - 4.38
                  Between 15.01 and 20.00     WTI - 4.88
                  Between 20.01 and 25.00     WTI - 5.38
                  Between 25.01 and 30.00     WTI - 6.38
                  Over 30.00                  WTI - 7.38

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CONTRACT: VRM 020 2001


The West Texas Intermediate crude price will be calculated as an arithmetic average of the quotation of the daily-published mean price, in the month of delivery, as quoted in the Platt's Crude Oil Market wire for the Gulf Coast of the United States. PARAGRAPH: The price determined by way of the previously designated formula, comprises the costs of transportation, handling, measurement, taxes, etc. for the account of THE VENDOR, incurred prior to delivery of the crude oil, which is the object of this purchase and sale, therefore ECOPETROL shall not recognize any additional costs for such sales.

CLAUSE SIX - INVOICING AND FORM OF PAYMENT: Based on the volume and quality of the crude received by ECOPETROL, THE VENDOR shall invoice and charge ECOPETROL, in their offices of the Management of the Refinery of Cartagena for the crude delivered during the calendar month just ended prior to the billing month, within the first 10 days following the end of the respective calendar month. Within the first (7) days of the term previously noted, ECOPETROL will supply to THE VENDOR, the information required to prepare the corresponding billing. The billing shall be made based on the net volumes, free of water & sediment, corrected to 60 degrees F (60 F). The billing must be sent by certified mail and the presentation date will be that indicated by receipt of the mail company. Payments will be made monthly within thirty (30) calendar days following presentation of the invoices properly prepared, after legal retentions if any, as follows: One portion payable in Colombian pesos equivalent to twenty-five percent (25%) of the determined volume and delivered in conformity with this contract. The seventy-five percent (75%) remainder, in United States Dollars. In relation of the previously mentioned payments, THE VENDOR shall communicate to ECOPETROL in writing, the bank account where the respective payment is to be made. To convert dollars to pesos, the exchange rate representative of the market certified by the Banking Superintendence, calculated as an arithmetic average of the corresponding month of the crude oil deliveries. In relation to the previously mentioned payments, THE VENDOR shall communicate to ECOPETROL in writing the bank account where the respective payment is to be made. PARAGRAPH 1: In case of unjustified delay of payment ECOPETROL shall accept to pay the maximum interest authorized by law. Invoices charging interest shall be paid by ECOPETROL within the first ten (10) calendar days following receipt of the corresponding invoice. PARAGRAPH 2: ECOPETROL shall have a period of fifteen
(15) working days counting from date of receipt to review or object to the crude oil sales invoices and a period of five (5) calendar days, counting from date of receipt, to review and object to invoices charging interest referred to in the previous paragraph. Whatever invoice is not objected to within this period shall be considered final, correct and non-objectionable. Whatever adjustment or correction is required of an invoice, shall originate what is considered the valid presentation date, which is the same date, said adjustment or correction is received by ECOPETROL. ECOPETROL shall inform THE VENDOR within the previously defined term, of any invoice that is rejected and to be adjusted or corrected, specifying clearly the parts to be adjusted or corrected and the corresponding reasons.

CLAUSE SEVEN - INSPECTION AND MEASUREMENT: The determination of the parameters of quality under the Second Clause of this contract (API, % of sulfur, BSW and Salt) will be made according to operating procedures that will be established by mutual agreement between the parties by written minutes. Whichever party may

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CONTRACT: VRM 020 2001


designate if so desired, an independent inspector to certify the quality and quantity, verify tank volumes or the calibration of volume measuring instruments. ECOPETROL and THE VENDOR shall share the cost in equal parts.

CLAUSE EIGHT - DESTINATION: ECOPETROL may ship the crude oil acquired to any destination they consider appropriate for their interests, always and when said destination is permitted by applicable legal measures in force at that moment.

CLAUSE NINE - TERMINATION: THE VENDOR or ECOPETROL can terminate, at any moment, this purchase and sales contract without being obligated to indemnify the other party for any injustice, always and when such decision is made by written communication to the other party more than thirty (30) calendar days in advance, respecting the effective date of termination of the contract.

CLAUSE TEN - CESSATION: Neither of the parties may cede, sell or transfer in total or part its rights and obligations herein contracted, to third parties, without the previous written consent of the other party. The cessation of the Association Contract, in total or part, implies the cessation in the same proportion, of the rights derived in the present contract, except when in the negotiation of the cessation of the Association Contract, the parties agree otherwise. In this last case, ECOPETROL must be informed of the cessation of the Association Contract and its effects over the present contract, attaching pertinent support.

CLAUSE ELEVEN - FORCE MAJEURE: Neither ECOPETROL nor THE VENDOR shall be responsible for failing to comply or for imperfect compliance in total or for any of their obligations noted in this agreement, if said failure is caused by events that constitute Force Majeure or an act of God properly proven. Force Majeure shall not relieve ECOPETROL from its obligation to pay THE VENDOR for those invoices for the sale of crude oil, which has been delivered by THE VENDOR in conformity with the terms stipulated in this contract.

CLAUSE TWELVE - APPLICATION OF COLOMBIAN LAWS: Colombian law shall govern this contract and the parties renounce any attempt at a diplomatic claim in relation to rights and obligations stemming from this contract, except in the case of denial of justice. PARAGRAPH: For all effects of the present contract it is understood that it incorporates the orders of Article 25 of Law 40 of 1993, together with the sentence over this article proclaimed by the Constitutional Court the twenty fourth (24) of November 1993 (Case D-275) and of the Second Chapter, Title II, Second Part, of Law 418 of 1997.

CLAUSE THIRTEEN - NOTICES. All notices issued in conformity with this contract must be sent by certified mail, facsimile, telex, or delivered to the addresses indicated below and shall be considered received at the respective address, on the date of receipt stamp on the letter or on the date the telex or fax was sent: ECOPETROL, Calle 37 No. 7-43, Edificio Guadalupe, 9th Floor - Bogota, Fax No. 2345848, Attention: Vice Presidency of Refining and Marketing - Management of Planning and Production. THE VENDOR: ARGOSY ENERGY INTERNATIONAL, Diagonal 108 No. 7-54, Attention Alvaro Camacho R., Legal Representative. Fax No. 6192098.

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CONTRACT: VRM 020 2001


CLAUSE FOURTEEN - TAXES & EXPENSES: Each of the parties of this purchase and sale declares that they know and accept the taxes and/or retentions that correspond to them in accordance with the law in force. In case of incurring remittance taxes, those shall be paid by THE VENDOR. The stamp tax will be paid in equal parts between THE VENDOR and ECOPETROL. For determination of the stamp tax, this purchase and sale shall be considered non-determinable. Its value will be the result of applying the unit prices agreed to the volume of crude sold in conformity with the terms established in this document. THE VENDOR recognizes that his participation in the Stamp Tax will be subject to retention at the source in conformity with applicable norms. Equally, THE VENDOR declares that he knows and submits to those retentions that take place by virtue of entering into and compliance with this transaction.

CLAUSE FIFTEEN - SOLUTION OF DISAGREEMENTS: a) All the controversies arising from the present contract related to technical matters and cannot be resolved directly by the parties during the execution of the contract, will be resolved turning to procedures of arbitration as set forth and regulated by the Colombian Commercial Code. The arbitrator for each controversy shall be named by common agreement between ECOPETROL and the VENDOR. The process of arbitration must take place in the offices of the arbitrator in Bogota D.C. in the Castellan language. Each party shall have the right to refer any controversy to the arbitrator notifying the other party and the arbitrator opportunely, such notice indicating the following terms, which must be accepted by the arbitrator under a three party agreement with ECOPETROL and the VENDOR. (I) The arbitration will be made in accordance with applicable Colombian law; (II) It is not required that the documentary evidence be legally certified unless required by the arbitrator;
(III) The term for preparation of arguments and supporting evidence for the parties shall be forty-five (45) business days from the date of the three party agreement previously mentioned; (IV) The ultimate day of the period of forty-five (45) business days referred to in numeral (III) shall be the only date on which the declaration of arguments can be presented before the arbitrator; and (V) A term of 30 Colombian business days for the arbitrator to resolve the controversy in writing starting from the first Colombian business day following the forty-five business days referred to in numeral (III). Each act of arbitration shall have the effect of a transaction under Colombian Law, hence constituting a judgment. If the arbitrator fails to deliver a decision within the term previously established, the decision, if there had been one would not have been binding upon the parties and each party would have the right to refer the controversy to arbitration in accordance with paragraph b) of the present clause. If the VENDER and ECOPETROL cannot agree over the arbitrator, on or before the thirtieth (30) day following the notification of the controversy, each party shall have the right to refer the matter to arbitration under regulations of paragraph b) of the current clause. b) All controversies relative to this contract different from controversies resolved in accordance with paragraph a) of the current clause, save that expressly agreed therein, and cannot be resolved directly by the parties during execution of the contract, shall be resolved by arbitration in accordance with the rules of arbitration subject to the Chamber of Commerce of Bogota. Such arbitration shall be made with a panel of three Arbitrators selected by mutual agreement between the parties. If there is no agreement between the parties the arbitrators shall be selected by the Chamber of Commerce, with a forum in

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CONTRACT: VRM 020 2001


Bogota D. C. Colombia and shall be conducted in the Castellan language. The arbitration finding shall be definitive and binding for the parties, in the form in which they may ask for a judicial decision of compliance in any court with jurisdiction over the executing party. c) The arbitrators shall make their decision based on applicable Colombian rights and laws d) Fees and expenses associated with arbitration under paragraph a) of the present clause or with arbitration in accordance with paragraph b) of the present clause shall be paid by the losing party. Fees and expenses related to acts necessary for each party to comply with the arbitration decision shall be for their own account.
PARAGRAPH: Not withstanding the foregoing, ECOPETROL and the VENDOR may agree to use whatever method of resolution of controversies that is contained in law 80 of 1993.

CLAUSE SIXTEEN - DELEGATION: In relation to this contract, the Vice President of Refining and Marketing of the Empresa Colombiana de Petroleos delegates to the Management of the Cartagena Refinery (GRC), the total administration, its control, ordering of payments, executing auxiliary contracts and additional items and the administration of inspection. THE VENDOR, hereby expressly accepts this delegation. The administration of the contract comprises the organization, coordination and control of the diverse factors that intervene in the development of the contract, starting with its signing, so it may comply to its finalization within the term foreseen and with the assigned budget. The inspection of the contract is the activity comprising the verification and control of the obligations of the contract to insure completion of its objective within the term foreseen and with the value stipulated.

CLAUSE SEVENTEEN - ADMINISTRATION: The GRC management shall exercise the powers mentioned in the previous clause complying with foreseen laws and internal manuals of ECOPETROL, under direction of the Superintendent of Production of the GRC.

CLAUSE EIGHTEEN - FUNCTIONS OF THE ADMINISTRATION: The principle functions of administration of the contract are the following: a) Collaborate with THE VENDOR and THE INSPECTOR for the development of the contract; b) Control the compliance of contractual periods; c) Coordinate the delivery of technical and administrative information required by THE VENDOR and THE INSPECTOR for their duties; d) Authorize the payment of invoices and accounts payable presented by THE VENDOR previously reviewed by the INSPECTOR; e) Analyze the reports pertaining to progress of the contract agree to pertinent items with THE VENDOR and THE INSPECTOR and take the necessary measures to insure proper conduct of the same; f) Coordinate corresponding steps for delivery of materials on the part of ECOPETROL when is the case; g) Emit for one time only and within the fifteen (15) days following termination or liquidation of the contract, the Certificate of Contractual Experience with destination to THE VENDOR and the report of EVALUATION regarding the execution and development of the contract with destination of the Information System of the Directorate of Offerings of ECOPETROL (SIDOE); h) Sign minutes of liquidation.

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CONTRACT: VRM 020 2001

CLAUSE NINETEEN - INSPECTION: The GRC will designate a functionary of the management or of a firm contracted for the purpose of supervising this contract. ECOPETROL shall maintain for its account during the total duration of time of execution of the contract and until its final liquidation, the supervision and auditing personnel that is necessary to oversee the compliance of all the obligations related to the contract.

CLAUSE TWENTY - FUNCTIONS OF THE INSPECTOR: The principle functions of the INSPECTOR, will be the following; a) Cooperate with THE ADMINISTRATOR and with THE VENDOR, for development of the contract; b) Verify the agreed resources available at the disposal of the contract; c) Diligently attend to requests and opinions of THE VENDOR and hold meetings that are necessary for the execution of the contract; d) Sign with THE VENDOR the minutes necessary in development of the contract, complying with pertinent requirements; e) Endorse the accounts payable or the invoices presented by THE VENDOR in conformity with stipulations of the contract, previously reviewed by the functionary designated for this purpose; f) Verify and respond for accurate compliance with the norms for protection of the environment, industrial security and occupational health; g) Supervise compliance of tax matters established in Clause 14 of this contract;
h) Keep a record of events occurring during development of the contract and offer recommendations if that will be the case; i) Collaborate with the functionary who's charge is liquidation of the contract.

CLAUSE TWENTY-ONE - PRICE RENEGOTIATION: Either of the parties may request to the other the review of the prices referred to in Clause Five of this contract when there are changes in market conditions. In any case, mutual written agreement shall be required between the parties to modify the prices herein agreed.

As a matter of record signed in Bogota D. C. this thirtieth (30) day of January of the year two thousand and two (2002), in two copies with legal tenor.


EMPRESA COLOMBIANA DE PETROLEOS     ARGOSY ENERGY INTERNATIONAL
          ECOPETROL

/s/ Jose Luis Saavedra Vanegas      /s/ Alvaro Jose Camacho Rodriguez
------------------------------      ---------------------------------
JOSE LUIS SAAVEDRA VANEGAS          ALVARO JOSE CAMACHO RODRIGUEZ
VICE PRESIDENT OF REFINING          LEGAL REPRESENTATIVE
AND MARKETING


This is a fair and accurate English translation of the original document which is in the Colombian language.

                                                     /s/ James L. Busby
                                                     ------------------
                                                     James L. Busby
                                                     Secretary and Treasurer
                                                     of Aviva Petroleum Inc.

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